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                                 EXHIBIT 10.21
                                 -------------



   PATENT LICENSE AGREEMENT WITH EYE MICROSURGERY INTERSECTORAL RESEARCH AND
                               TECHNOLOGY COMPLEX
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                            PATENT LICENSE AGREEMENT

The Eye Microsurgery Intersectoral Research and Technology Complex, Moscow, Russia, represented by General Director Mr. Fedorov S.N. from here on referred to as the "Licensor" and STAAR Surgical AG, a Swiss corporation, Hidau, Switzerland represented by Mr. Vladimir Feingold and Director Mr. John R. Wolf, from here on referred to as the "Licensee", taking into account that the Licensor possesses the "Technology for Producing Collagen-Based Cross-Linked Drain" and the Licensee wants to acquire the license on this technology,

          The Licensor and Licensee agree as follows:

                                   ARTICLE I

DEFINITIONS:

     1.0. For the purposed of this Agreement the following expressions have the meanings indicated below:

     1.1.  "Product" is the product described in Appendix I.

     1.2. "Patent" is the patent whose detailed description is given in Appendix 2.

     1.3. "Trade mark" is the trade mark registered by the Licensor and having parameters specified in Appendix 3.

     1.4. "Technical knowledge" stands for technical information, know-how, manufacturing technology, technical data, material specifications, and other information used by the Licensor during the manufacture of the Product (or which is necessary and sufficient for the Licensee to make the Product according to the standard and quality of the product made by the Licensor)(including any improvements obtained during the validity period of this Agreement).

     1.5.  "Territory" covers all countries listed in Appendix 4.

     1.6 "Exclusive territory" covers the countries listed in part I of Appendix 4.

     1.7. "Non-exclusive territory" covers the countries listed in part 2 of Appendix 4.

     1.8. "Year" means any period of time of 12 months starting from the date of executing the Agreement.

                                       1
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                                   ARTICLE 2

          The Licensor is an owner of U.S. Patent No. 4,978,352 granted on December 18, 1990 and has the,right of disposal of the said patent.

          No prior transfers occurred. No share or total property covered by the Patent have been transferred to any person except for the Licensee according to this Agreement. The Licensor's rights are free from the right of detention, pledge, backing interest or other proprietary burden. The Licensor disclosed no confidential information, production secrets or know-how relating to the technical aspects of the patent to any third legal or physical person.

          Furthermore, the Licensor has production secrets and experience (know-how) concerning the subject matter of this license. For valuable consideration, the receipt and sufficient of which are confirmed by the Licensee, the Licensor assigns to the Licensee its entire and exclusive right, title, interest, and material right relating to the "Patent" described in Appendix 2 to this Agreement. The Licensee shall acquire the entire and exclusive right belonging to the Licensor to the Licensee's benefit for the whole term of validity of the Patent.

                                   ARTICLE 3

                       I. TECHNICAL FIELD OF APPLICATION

          The license for the "Technology for Producing Collagen-Based Cross-Linked Drains" relates to the entire sphere of application of the inventions mentioned in the patents and listed in the preamble as well as everything that definitively stems from these inventions.

          The Parties shall inform each other openly and without any reservations on the possible fields of application of the inventions, that were unknown to the Parties at the day of conclusion of the Agreement, and, as proved later, can be carried by the Parties into effect and/or can be wanted for realization.

                                II. LICENSE TYPE

          The Patent deals with an exclusive license

          (a) In so doing, however, the Licensor keeps the right of manufacturing the products covered by the license, to use them or sell on a nonexclusive territory specified in part 2 of Appendix 4. Furthermore, the Licensor reserves a right of realizing the product covered by the license in its branches and joint ventures,

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existing or to be created on the exclusive territory specified in part 1 of
Appendix 4.  This license is intended for manufacture, use and sale.


                                   ARTICLE 4

                       TERRITORY COVERED BY THE AGREEMENT

          The license was granted for use on the exclusive territory (see Appendix 4).

          The Licensee has the right of production in other countries including those where the Licensee has no protective rights.

          The Licensee has the right to export the product to all countries except for those located on the non-exclusive territory.

          The Licensee shall prevent export to the countries where such an export is prohibited. If, in spite of this, the export shall be effected, the Licensor shall have the right of cancelling the Agreement by means of a simple written message.

          The Licensee shall pay conventional penalty equal to 20-fold price of the export delivery, which is inadmissible by virtue of the above statements.
In an equivalent manner the Licensee shall put on its customers an obligation to avoid export of the subject matter of this license, because it is inadmissible according to the above statement, and to pay to it a conventional penalty in an amount of 20-fold price of the exported goods in every case of infringement. This sum the Licensee shall transfer to the Licensor.

                                   ARTICLE 5

                              LICENCE REGISTRATION

          Each Party shall have the right of registering the license in the Patent Office provided that such registration is allowed by the legislation of the country or countries, with respect to which the license is given. The Licensor shall transfer to the Licensee the authority and approval. The registration fee shall be covered by the Licensee.

                                   ARTICLE 6

                       DRAWINGS AND DESCRIPTIVE DOCUMENTS

          The Licensor shall give to the Licensee all existing drawings, plans, quality inspection system, and other technical documents required for the manufacture under license. These documents may be duplicated. The Licensee shall treat these drawings and

                                       3
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documents as secret materials during the entire term of action of this Agreement and after it will be expired.

                                   ARTICLE 7

                                   MASTERING

          The Licensor is released from responsibility for the risks associated with the industrial-scale mastering of the manufacture under license, for which the Licensee is responsible.


          Responsibility for commercial realization The Licensor is responsible for the commercial realization of the invention. The realization risk is taken solely by the Licensee.

                                   ARTICLE 8

               I. QUALITY OF PRODUCTS MANUFACTURED UNDER LICENSE.

          The Licensee shall manufacture the products under license whose quality is the same as those manufactured by Licensor. The Licensor provides all necessary consultations and information accumulated from its own experience.

                  II. CONSEQUENCES OF POOR QUALITY OF PRODUCTS
                           MANUFACTURED UNDER LICENSE

          The Licensor has the right of quality monitoring so as to check if the products manufactured under license correspond to the quality established by the Agreement.

                               III.  SUBLICENSES

          1.  The Licensee has the right to offer Sublicenses.

          2. In case of selling a sublicense the earning is distributed between the Licensor and Licensee of this Agreement in equal parts.

                                   ARTICLE 9

                                CONFIDENTIALITY

          The Parties concluding this Agreement agree that they consider as secret all technical and technological information relating to the production under licence and made available to the Licensee.

          The information obtained from the Licensor is kept in secret during the entire validity period of the Agreement.

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          The Licensee has the right to use free of charge the entire technical information after the validity, period of this Agreement is expired.

          The right of free use of the technical and technological information ie given to the Licensee also during the effective period of this Agreement if such information and know-how have become public.

                                   ARTICLE 10

             IMPROVEMENTS AND AMENDMENTS OF THE SUBJECT OF LICENSE.

          The Licensor is obliged to inform the Licensee about all modifications and improvements that shall be made during the validity period of this Agreement and concerning the subject matter of the license.

          If the improvements are protected by a patent, the Licensee shall get the protective rights for it.

          If the amendments and improvements shall lead to a patentable invention, it might be transferred to the Licensee free of charge with simultaneous prolongation of the period validity under definite conditions.

                                   ARTICLE 11

                              TECHNICAL ASSISTANCE

          The Licensor submits to the Licensee scrupulously and unconditionally all technical assistance and necessary advisement.

          The Licensor, at the expense of the Licensee, shall sent specialist under the following conditions:

          - the skill of the sent Personnel must be sufficient for solving the technical problems that may arise with respect to the Agreement;

          - the period of working in the Licensee's country shall be agreed later:

          - the Licensee shall cover the expenses associated with the accommodation transportation and insurance of the expatriate personnel.

          The Licensee shall pay the personnel wages in US dollars in an amount twice the sum they have in their own country.

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                                   ARTICLE 12

               AMENDMENTS AND IMPROVEMENTS TO BE MADE BY LICENSEE

          The amendments and improvements that shall be made by the Licensee with respect to the subject of the license may be made without special permission of the Licensor. The Licensee has the right to perform the amendments and improvements without Licensor's permission provided that the Licensee alone shall be responsible for these amendments and improvements.

                                   ARTICLE 13

                                    PAYMENTS

          The Licensee undertaken to pay within 10 days following the effective date of this Agreement and prior to the submission of the drawings and documents the sum of one hundred thousand US dollars (100.000 USD) as a single payment. The money is remitted to Russian "Vneshtorgbank" corresponding account No. 606-205-524 in the External Trade in the National Republican Bank of New-York,
USA, with an order to credit for the above sum account No. 67087105/001 of the Eye Microsurgery Intersectoral Research and Technology Complex in the "Vneshtorgbank," (External Trade Bank of the Russian Federation) Moscow. The documentation shall be submitted to the Licensee only after the said sum has been received by the said bank. The Licensee shall have no right to ask this sum back even if the Agreement is cancelled for any reason.

                                   ARTICLE 14

          After receiving the registration documents to patent No. 4,978,352 from the US Patent Office, the Licensee shall pay to the Licensor seventy five thousand US dollars (75,000 USD) within 10 days.

          Under the payment according to Article 14 the Licensee shall give the Licensor a bank guarantee on fulfillment of its obligations on the payment for a sum of seventy five thousand US dollars (75,000 USD) for a period of 3 months and within 10 days from the day of signing the contract.

                                   ARTICLE 16

                                MINIMUM PAYMENTS

          Regardless of the scope of annual sales actually effected by the Licensee, the total volume of the annual license payments must not be lower than:

          in 1996 - fifty thousand US dollars (50,000 USD)

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          in 1997 - fifty thousand US dollars (50,000 USD)

          in 1998 - fifty thousand US dollars (50,000 USD)

          in 1999 - fifty thousand US dollars (50,000 USD)

          in 2000 - fifty thousand US dollars (50,000 USD)

          in 2001 - fifty thousand US dollars (50,000 USD)

          in 2002 - fifty thousand US dollars (50,000 USD)

          in 2003 - seventy five thousand US dollars (75,000 USD)

          Term of payment: 1st quarter of each year.

                                   ARTICLE 17

                                    ROYALTY

          If the total Licensee's earnings from the sales exceeds 1,000,000 USD. by its wish and on an agreement with the Licensor, the Licensee, in addition to the guaranteed minimum payments, may partially reimburse the license price from the sums paid by its buyers for the products made under license and delivered under conditions of free plant without packing, as well as the sums obtained from learning the technology used in ophthalmosurgery with deduction of trade taxes;

          Percentage calculated on the basis of 12-month sales: six per cent (6.0%) from sales of up to 1.000,000 USD: five and a half per cent (5.5%) from sales from 1.000.000 to 5,000,000 USD;

          five per cent (5%) of sales from 5,000,000 to 10,000,000 USD;

          four and a half per cent (4.5%) from sales above 10,000,000 USD.

          These royalty sums are paid every quarter.

                                   ARTICLE 18

          In the case of payment of royalty according to Article 17 with due account of the guaranteed Payments according to Article 16, the payments to the Licensor are made until a total sum of six hundred thousand US dollars ($600,000) is reached. Upon attaining this sum. all payments to the Licensor are stopped.

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                                   ARTICLE 19

          Appearance of the right for license payment The right for license payment arises as soon as the Licensee gets payment from the buyer.

                                   ARTICLE 20

                                TAXES AND DUTIES

          If direct sales taxes is taken in the Licensee's counter they are paid by the Licensee.

                                   ARTICLE 20

                             ACCOUNTING AND REPORTS

          The Licensee is obliged to keep accounts in special books, in which it shall put the accurate number of the products manufactured under license according to this Agreement, ordinal numbers applied onto the machines and all other, data needed for calculation of the license price. The Licensor has the right to audit these books and their correspondence with the general accounting of the Licensee through an auditor approved by the Licensee.

          The Licensee shall bear the expenses associated with such an audit.

                                   ARTICLE 21

                        CALCULATION ON LICENSE PAYMENTS

          The calculations on the license payments are performed at the end of each calendar year. The Licensee shall send the complete data on these calculations within a month following the day of their performance and to remit the calculated sum within the same period.

          The Licensee pays to the Licensor the money in the same currency, in which the Licensee's customer agrees to pay. If the Licensee exceeds a time limit for payment the Licensor, may take annual interest of 6% within 60 days after each quarter.

                                   ARTICLE 22

                       OBLIGATION ON USING THE LICENSE IN
                       PRODUCTION OF COMPETITIVE ARTICLES

          The Licensee is obligation use the license.

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                                   ARTICLE 23

                                 PATENT SUPPORT

          The Licensee shall support the Patent that is put as a base of this License Agreement.

                                   ARTICLE 24

                            PATENT RIGHTS PROTECTION

          If the Patent is infringed by a third party and the Licensor becomes aware of such infringement, the Licensor shall promptly notify the Licensee ii) writing of such infringement or unfair competition. The Licensee, in its sole discretion, shall determine if it shall defend the Patent against any such infringement or unfair competition. If the Licensee determines that it shall defend the Patent infringement or unfair competition, it shall so notify the Licensor. The Licensor agrees to cooperate and assist in Prosecution of any action .n the nature of unfair competition or patent infringement prosecuted by the Licensee.

          The Licensor shall support the Licensee, first of all, if such a support is provided by the property right of the respective country. The Licensor shall give the Licensee all necessary authority and documents that shall enable the Licensee to bring a suit and to present witnesses or coauthors.

          The party making a decision to suit the third party bears possible expenses in preparation and conduction of legal proceedings.

                                   ARTICLE 25

               LICENSEE'S OBLIGATION TO DEFENCE THE PATENT RIGHTS

          The Licensee commit itself that neither it personally nor its authorized person shall dispute the patent rights put in the base of this Agreement except the cases, when these rights shall be no longer valid through the Licensor's faults.

                                   ARTICLE 26

              CANCELLATION OF PATENT: ITS EFFECT ON THE AGREEMENT

          If the protective rights setting up the base of this Agreement are cancelled by the claim of a third party, the paid license payments in no case shall be reimbursed, however, if the term of their payment does not yet come they shall not be taken.

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                                   ARTICLE 27

                               AGREEMENT VALIDITY

          The Agreement validity period is equal to that of the patent validity. The Agreement shall come into force from the moment of its signing.

                                   ARTICLE 28

                                 FORCE MAJEURE

          Either party is relieved from liability for partial or complete non-performance of their obligations under present Agreement In some circumstances that aroused independent of their will.

          The circumstances caused by events that were independent of the will of the parties of this Agreement so that the fair party could not avoid or eliminate are considered as cases releasing this party from its obligation, if they take place after signing the Agreement and prevent its fulfillment completely of partially.

          The cases of unsurmountable force are reduced to the following events: war, military actions, revolts, mobilization road accidents and natural disasters, legal acts of authorities affecting the fulfillment of the obligations and all other events, circumstances of unsurmountable force by a competent arbitration court.


                                   ARTICLE 29

                             APPLICABLE LEGISLATION

          This Agreement is applicable to the Swiss Law.

                                   ARTICLE 30

                        LEGAL PROTECTION AND ARBITRATION

          If any dispute or difference shall arise between the parties to this Agreement as to any matter or thing arising in connection with the Agreement then the aggrieved party shall give to the other party a notice in writing setting out in full detailed particulars of the dispute or difference. Upon receipt of the notice the parties shall agree to appoint the International Chamber of Commerce (Paris) as a mediator. International Chamber of Commerce shall appoint a date, time and venue (unless the parties agree to a date, time and venue) for mediation proceedings to be held to discuss in detail the dispute or difference. The parties shall not be legally represented at the mediation Proceedings but shall present, in their own manner, with the assistance or witnesses and

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documentary evidence, the details of their respective cases.  If, at the conclusion of the mediation proceedings the parties fail to resolve the dispute or difference. Either party may give to the other party, within 14 days, a notice stating that at the expiration of 30 days it will proceed to have the dispute of difference referred to a court of competent jurisdiction in Switzerland (or another country as the parties agree) and at the expiration of such 30 days may so proceed.

                                   ARTICLE 31

                                 MISCELLANEOUS

          The headings of the articles of the Agreement are intended solely for the convenience of reference and are not intended to explain, modify, or place any construction on any of the provisions of this Agreement.

          This Agreement covers all agreed provisions and aspects of the License Agreement. It has no any additional promises or terms as a condition of execution of the License Agreement, along with other terms except those stated above. All preliminary agreements, promises, negotiations or presentations, which are not included into this License Agreement shall not be valid from the moment of its signing. Any subsequent agreement, which shall lead to a change or cancellation of this License Agreement, shall be valid solely if it is made in writing and signed by the authorized representative of both parties,

                             SUCCESSORS AND ASSIGNS

          This Agreement and all of its provisions be binding and inure to the benefit of the successors and of the parties.

          If not stated specially in this Agreement, all requested notices, requirements, questions, agreed statements, approvals, or other communications between the partners shall be made in writing and delivered; (A) by a messenger (such a message is delivered personally), (B) by telegraph or air express mail (in so doing the messages are sent by R-mail, (C) electronic mail, fax or telephone provided that the recipient has a compatible device or confirms the receipt of the message (in this case it is assumed that the transmission or reception of the message will be confirmed), or (D) by mailing a registered or valuable letter (in this case it is assumed that the letter small be delivered at the 14th day after dispatching). The messages are to be sent to the following addresses:

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Licensee:    STAAR Surgical AG
             Hauptstrasse 104
             CH 2560 Hidau
             Switzerland

             Attn: President

A copy to:   STAAR Surgical Company
             1911 Walker Ave.
             Monrovia, California 91016

             Attn: President - Chief Executive Officer

Licensor:    Eye Microsurgery Intersectoral Research and Technology Complex,
             Moscow, Russia

     The above addresses may be changed by notifying the other party about this action as mentioned above.

                       THE RIGHT OF SIGNING THE DOCUMENT

     Each Party states that it has all necessary authority to sign this Licence Agreement. All individual signings of this Agreement for the party that is a corporation, company or another legal counsel, or a signature of a proxy or another authorized person, is accompanied by confirmation of that fact that this person has the right of putting his signature under the given document on behalf of a respective organization or its manager.

     This Licensee Agreement is concluded in two authentic copies two of which are in English and two in Russian. The parties are agreed that the texts are identical and are an integral Part of the Agreement.

     Each party of the Agreement shall be given two copies of this Agreement; one copy in English and one copy in Russian.

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     IN WITNESS WHEREOF, the parties thereto have executed this Assignment
Agreement on the day and year set forth opposite their respective signatures below:

"Licensor"

Eye Microsurgery Intersectoral
Research and Technology Complex


By:  /s/ S.N. Fedorov
     -------------------------------------------
     S.N. Fedorov, General Director, academician


"Licensee"

STAAR Surgical AG


By:  /s/ Vladimir Feingold
     --------------------------------------------
     Vladimir Feingold, President


By:  /s/ John R. Wolf
     --------------------------------------------
     John R. Wolf, Director

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                                                                      Appendix 1


                       Product manufactured under license

1.   Name:     Collagen-based cross-linked drain

2.   Purpose and field of application:

     A significant progress has presently been made in curing glaucoma with the help of the above drains. Well known in the art are non-penetrating operations, particularly with open-angle glaucoma. This intervention is based on the idea of reducing the opthalmotonous pressure by guaranteed improvement of the conditions of draining the bulbi camera aqueous humor. This principle is met by the collagen-based cross-linked drain.

     The principal advantage of this article is high filtering capacity so that it can be used successfully for treatment of children and adults. The use of the collagen-based cross-linked drain for treating 10,000 patients in the Eye Microsurgery Intersectoral Research and Technology Complex have shown that the opthalmotonous pressure has been reduced in 96% at the I stage of illness, in 92% at the I stage of illness and 66% at the III stage of illness. The remote result of the treatment obtained during 9 years have confirmed the stable effect and high filtering capacity of the drain.

3.   Technical characteristics:

     Article size:  length    3.0 x 3.5 mn
                    diameter  1.0 x 95 mn

     Breaking strength:       25 105
     Density in swollen
     equilibrium state:       1.001 d/cm/3/
     Content of heavy
     metal salts:             less than 0.001%
     Article sterilization:   radiation 2.5 mrad

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                                                                      Appendix 2

     Patent granted to "Eye Microsurgery Intersectoral Research and Technology Complex"

1.   U.S. Patent No. 4.978.352
     Priority of May 23, 1989
     Patent owner:  "Eye Microsurgery Intersectoral Research and Technology
                    Complex"
     Inventors:     S.N.Fedorov. S.N. Bagrov. V.T. Trofimov,  T.S.
                    Amstislavskaya,  A.V. Osipov

     Title: PROCESS FOR PRODUCING COLLAGEN-BASED CROSS-LINKED BIOPOLYMER. AN IMPLANT FROM SAID BIOPOLYMER, METHOD FOR PRODUCING SAID IMPLANT, AND METHOD FOR HERMETIZATION OF CORNEAL OR SCLERAL WOUNDS INVOLVED IN EYE INJURIES, USING SAID IMPLANT

     Future inventions

2.   Patent application in Russia No. 95.104.576
     Priority of April 6. 1995.
     Patent owner:  "Eye Microsurgery Intersectoral Research and Technology
                    Complex"
     Inventors:     S.N.Fedorov. S.N. Bagrov. E.V. Larionov,
                    Title:    Method of Producing Bio-material to be used in
                              Ophthalmology

                                      15
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                                                                      Appendix 3

     Trade mark of "Eye Microsurgery Intersectoral Research and Technology
     Complex

1.   Graphic trade mark in the USA.
     Certificate No. 1.485.586. class 41.

2.   Graphic trade mark in the USA.
     Certificate No. 1,298,658, class 10.

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                                                                      Appendix 4

     Territory of validity of the Agreement

1.   Exclusive territory.
     USA, European countries, Latin America, Africa, Asia, Japan.

2.   Non-exclusive territory.
     Russia, CIS countries, Baltic Republics, China.

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